                                  SCHEDULE 14A

                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. 1)



Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ] Preliminary Proxy Statement     [ ] Confidential, For Use of the Commission
                                    Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[x] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                (Name of Registrant as Specified in its Charter)

          WISCONSIN CENTRAL SHAREHOLDERS COMMITTEE TO MAXIMIZE VALUE
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)1 and 0-11.

 (1) Title of each class of securities to which transaction applies:

_________________________________________________________________
 (2) Aggregate number of securities to which transaction applies:

_________________________________________________________________
 (3) Per unit price or underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

_________________________________________________________________
 (4) Proposed maximum aggregate value of transaction:

_________________________________________________________________
 (5) Total fee paid:

_________________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

 (1) Amount Previously Paid:

_________________________________________________________________
 (2) Form, Schedule or Registration Statement No.:

_________________________________________________________________
 (3) Filing Party:

_________________________________________________________________
 (4) Date Filed:

_________________________________________________________________

Railroad puts self on block

Fighting ex-CEO takeover try, Wisconsin Central hires
Goldman to study sale

By Staff Writer Chris Isidore
November 3, 2000: 1:25 p.m. ET

NEW YORK (CNNfn) - Seeking to hold off a takeover effort by its founder and former chief executive, Wisconsin Central Transportation Corp. hired Goldman Sachs & Co. Friday to explore a possible sale of the company.

But Edward Burkhardt, who was ousted from the regional railroad company's top spot in August, 1999, vowed to continue his effort to replace the board and top management.

"The boys see the handwriting on the wall," he said in an interview Friday. "This is a deathbed recanting of their previous policies. The shareholders will have to determine which group they have more confidence in to implement the policy."

The company's statement Friday said that it would be evaluating strategic alternatives including, but not limited to, a sale of the company or a divestiture of its international holdings. Those holdings include minority stakes in freight railroads in Britain, Australia and New Zealand.

The company's North American operations include 2,850 miles of track in the Great Lakes region. It is the largest company within of a classification known as a "short-line railroad," which generally move freight between rail customers and the major railroads' tracks or yards.

[graph of Wisconsin Central stock prices from approximately $32 per share in 11/97 to approximately $15 per share in 11/00]

Shares of Wisconsin Central (WCLX: Research, Estimates) stock gained $1.50, or
10.7 percent, to $15.50 in trading Friday, after the announcement about hiring Goldman. Shares are up $4.88, or 46 percent, since Burkhardt announced his takeover efforts Oct. 22.

Management insists it can best change company

Company officials were not available for comment Friday. In their own SEC filing soon after Burkhardt's efforts were made public, the company's management insisted it is getting the company back on the right track with a reorganization of North American operations.

"The Burkhardt Group's so-called "program" for maximizing the value of the company in part mimics the company's announced strategy, but adds a naive, unworkable liquidation plan," said the filing. "We are 13 months into a difficult program of restoring shareholder value. Switching members of the board and management at this time risks delaying or significantly reducing the pace of change necessary to complete the restoration of shareholder value. Moreover, returning control of the company to Mr. Burkhardt, under whose leadership the erosion occurred, turns back the clock."

Burkhardt said that he recommended selling the minority stakes in the company's overseas operations due to disagreements with investment partners about the management plans for those railroads, and that rejection of that proposal by Wisconsin Central's board was one of the factors that led to his departure from the company.

"I believe that all three of those were fundamentally very sound companies and would have been a major success with a united management perspective," he said.

Challenger says he has needed support

Burkhardt's filings with the Securities and Exchange Commission state he owns
3.5 million shares, or about 7.2 percent of average shares outstanding during the recently completed third quarter. Southeastern Asset Management made a SEC filing earlier this week that said it intended to vote its 14.4 percent stake in the company with Burkhardt, and Burkhardt said he's been told by other major and minor shareholders that he has their support.

"We think we'll have sufficient support to prevail," said Burkhardt, who has run a rail consulting business known as Rail World Inc., since his departure from Wisconsin Central. "We'll know when we get there."

A source close to the company, who spoke on condition his name not be used, conceded that Burkhardt's efforts were a factor in the hiring of Goldman, but said it was only a part of the company's efforts to reorganize and improve shareholder valued.

"No one is happy with the way the stock has performed recently, and some of that started under Mr. Burkhardt's tenure," said the source.

[photograph of Edward Burkhardt]
Edward Burkhardt
Wisconsin Central founder waging takeover effort.  (Source: Rail World, Inc.)

The source said that the company believes a sale to one of the nation's major railroads was possible, despite a 15-month moratorium on major rail mergers imposed by the Surface Transportation Board, which regulates the rail industry, earlier this year. That's because Wisconsin Central is considered a collection of three different "class 2" regional railroads, rather than a "class 1" national railroad.

Burkhardt said he believes a sale of the overall company would be blocked by the current rail merger ban, although he and the company source agree that a sale of its overseas holdings would not be affected by the STB's moratorium. A spokesman with the agency said that he couldn't speculate on such a transaction since there was no proposed purchase filed with the board.

A sale to an investor group or non-rail company would clearly not be blocked by the merger moratorium.

Institutional investors own about three-quarters of the company. Among the groups that has filed its ownership stake with the SEC is Cascade Investments LLC, the group that manages the investments of Microsoft Corp. Chairman William Gates. It said in an April 28 filing that it owned 3.6 million shares, or about 7 percent of the company.

--------------------------------------------------------------------------------

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

     The Wisconsin Central Shareholders Committee to Maximize Value, the members of the Committee, the nominees for election as directors proposed by the Committee and certain other persons may be deemed to be participants in the solicitation of shareholder consents referred to in this filing. Information regarding each participant is included in the preliminary consent statement filed by the Committee with the Securities and Exchange Commission on October 20, 2000. The Committee intends to mail definitive copies of the consent statement, together with consent cards, to Wisconsin Central shareholders in the near future. Wisconsin Central shareholders are urged to read the consent statement carefully when it is available because it contains important information. The Committee's consent statement is available without charge at the SEC's Internet web site at www.sec.gov. In addition, the Committee will provide copies of its consent statement without charge upon request. Requests for copies should be directed to the Committee's information agent, Innisfree M&A Incorporated, at its toll-free number: 1-888-750-5834.